EXHIBIT 99.1

Contact Information:

Deepak Kumar	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS A HEALTHY CAPITAL BASE AND BALANCE SHEET AT JUNE 30, 2010

LOS ANGELES, CA — August 3, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, and MBFS Holdings, Inc., which owns a majority interest in Banc of Manhattan Capital, LLC, announced today a strong balance sheet, along with an improvement in its net interest income for the period ended June 30, 2010.

FINANCIAL HIGHLIGHTS

(as of, or for the six month period ended June 30, 2010, compared to June 30, 2009)

•                  Capital ratios exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 23.6%, Tier 1 Risk-Based Capital Ratio of 22.3% and Tier 1 Leverage Ratio of 17.7%.

•                  Total gross loans grew 19% to $86 million.

•                  Deposits increased 45% to $87 million, with non-interest bearing deposits reaching $30 million, or 34% of total deposits.

•                  Credit quality remains strong with no past-due loans, no non-performing loans and no Other Real Estate Owned.

•                  The business continues to grow its top line.  Interest income was up 57% to $3.2 million.  Non-interest income, attributable largely to growth in our capital markets business, was up significantly from $51,000 to $3.4 million.

•                  The quarterly net interest margin grew to 4.83% from 4.42%.

“The Company continues to grow in 2010.  We spent a good part of the second quarter right-sizing the business and building platforms and controls necessary to support our future growth.  Management has developed a three-year strategic plan which demonstrates clarity in vision and purpose.  We are actively moving forward with its execution,” said Deepak Kumar, the Company President and Chief Executive Officer.  “The salient features of the plan focus on strategies to grow the commercial business, develop our consumer platform, (including the possibility of introducing a mortgage product) and clearly outline a path to future profitability.”

At June 30, 2010, the Company had $119 million in assets and $26 million in shareholders’ equity, while reporting $1.3 million in losses for the quarter.  The Bank continues to take a conservative approach by growing the loan loss reserve in these continued uncertain times.  During the second quarter of 2010, the Company increased its loan loss reserves to 1.96% by adding $207,000 to the provision for loan losses.

Bank of Manhattan, which opened for business on August 15, 2007, is a full-service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. At October 1, 2009, Manhattan Bancorp, through its wholly owned subsidiary, MBFS Holdings, Inc., acquired a 70% interest in Banc of Manhattan Capital, LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Jun. 30	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(In thousands)	2010	2010	2009	2009	2009
Balance Sheet - At Period End
Cash and due from banks	$2,144	$2,052	$1,214	$1,143	$2,148
Investments and fed funds sold	27,736	43,288	67,558	33,770	27,114
Net loans	84,574	83,870	78,914	71,963	71,154
Other assets	4,707	5,150	4,629	3,394	3,419
Total Assets	$119,161	$134,360	$152,315	$110,270	$103,835

Non-interest-bearing deposits	$29,697	$30,810	$29,647	$20,908	$19,767
Interest-bearing deposits	57,009	70,211	81,273	47,845	39,884
Other borrowings	4,500	4,500	12,000	11,500	11,500
Other liabilities	1,776	1,555	993	876	785
Stockholders' equity, including minority interest	26,179	27,284	28,402	29,141	31,899
Total Liabilities and Shareholders' Equity	$119,161	$134,360	$152,315	$110,270	$103,835

Income Statement
Interest income (not tax-equivalent)	$1,659	$1,576	$1,338	$1,204	$1,109
Interest expense	243	289	251	200	179
Net interest income	1,416	1,287	1,087	1,004	930
Provision for loan losses	207	370	84	469	454
Net interest income after provision for loan losses	1,209	917	1,003	535	476

Non-interest income	1,646	1,744	921	47	34
Non-interest expense	4,129	3,902	3,009	1,856	1,964
Net Loss, excluding minority interest	$(1,274)	$(1,318)	$(1,074)	$(1,274)	$(1,454)

Return on average assets	-3.74%	-3.90%	-3.57%	-5.15%	-6.53%
Return on average equity	-18.03%	-19.16%	-14.79%	-16.14%	-17.75%
Net interest margin	4.84%	3.99%	3.79%	4.26%	4.42%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$(0.32)	$(0.33)	$(0.27)	$(0.32)	$(0.36)
Weighted average shares used	3,988	3,988	3,988	3,988	3,988
Book value per common share at period end	$6.49	$6.75	$7.05	$7.31	$7.61
Ending shares	3,988	3,988	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.96%	1.74%	1.50%	1.50%	1.51%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A